SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  November 20, 2009

COHERENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-05255	94-1622541
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

5100 Patrick Henry Drive

Santa Clara, CA 95054

(Address of principal executive offices)

(408) 764-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Revised Forms of Equity Agreement

On November 20, 2009, the Compensation Committee of the Board of Directors (the “Committee”), of Coherent (the “Company”) adopted and approved new forms of stock option and restricted stock unit agreements for use under the Company’s 2001 Stock Plan.  The forms of equity award agreements were revised to comply with various international (non-U.S.) requirements for granting equity awards.  The agreements contain an appendix that applies terms to grants made in Canada, China, Italy and the United Kingdom.  The forms of agreement will be used for grants made on and after November 20, 2009 for grants to all employees, including the Company’s named executive officers.

Variable Compensation Plan Document

On November 20, 2009, the Committee, in connection with establishing performance metrics for fiscal year 2010 under its Variable Compensation Plan, adopted and approved a Variable Compensation Plan document (the “Plan”).  The Plan permits the Committee to determine the employees eligible to participate in the Plan for any given performance period.  The Plan also permits the Committee to establish a bonus pool, to be funded based upon the achievement of performance criteria established by the Committee.  The Plan provides the Committee with the discretion to increase, reduce or eliminate any participant’s award or the bonus pool.  Performance criteria established by the Committee may be on an individual, divisional, business unit or Company-wide basis.  Any award payouts are made in cash from the general assets of the Company.  The Committee also has the discretion to set additional dates and criteria for the payout of any awards.  All participants in the Company’s annual Variable Compensation Plan, including named executive officers, will be subject to the terms and conditions of the Variable Compensation Plan document.

Variable Compensation Plan 2010 Performance Metrics

On November 20, 2009, the Committee, established performance metrics for fiscal year 2010 under its Variable Compensation Plan.   The fiscal year 2010 performance metrics are based upon the level of achievement of semi-annual (each six month period of the fiscal year) pro forma EBITDA percentage targets, subject to achieving certain bi-annual revenue thresholds.  For purposes of the VCP, “pro forma EBITDA” is defined as earnings before interest, taxes, depreciation, amortization and certain other non-operating income and expense items, such as the fiscal impact of stock option expensing under FASB 123(R), restructuring charges, the impact of acquisitions and other exceptional charges and benefits.

The amount each participant may receive can fluctuate between 0% and 100% of the targeted amount for the first half of fiscal year 2010 and 0-200% of the targeted amount for the second half of fiscal year 2010.  If the Company fails to meet at least the minimum goal for adjusted EBITDA percentage or the revenue threshold for a particular semi-annual period, the participant would not receive any bonus for that particular period.  The actual adjusted EBITDA percentage is calculated after the conclusion of each applicable semi-annual fiscal period.

The following named executive officers participate in the VCP with the following VCP bonus targets (which are a percentage of their respective base salaries) for the Company’s 2010 fiscal year: John Ambroseo: 100%; Helene Simonet: 70%; Luis Spinelli: 50%; and Bret DiMarco: 50%.

Named Executive Officer Base Salaries

On November 20, 2009, the Committee determined not to increase or otherwise adjust the base salaries of the Company’s named executive officers.  The Committee, however, reserved the right to review and adjust such base salaries in six months.

Item 9.01.	Financial Statements and Exhibits

(d)           Exhibits

Exhibit	Description
10.1	Form of Restricted Stock Unit Agreement Under 2001 Stock Plan
10.2	Form of Stock Option Agreement Under 2001 Stock Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COHERENT, INC.
Date: November 27, 2009
	By:	/s/ Bret M. DiMarco
Bret M. DiMarco
Executive Vice President and
General Counsel